EXHIBIT 99.9

STATEMENT PURSUANT TO RULE 438

Pursuant to Rule 438 under the Securities Act of 1933, the Registrant hereby states that the Rule 438 consent of Donald E. Nickelson is omitted because Mr. Nickelson is presently unavailable and obtaining his consent is impracticable at the present, and the registrant submits the following affidavit in support hereof.

FIRST ADVANTAGE CORPORATION

Dated: April 4, 2003	By:	/s/ KENNETH D. DEGIORGIO
		Name:	Kenneth D. DeGiorgio
		Title:	Vice President

AFFIDAVIT PURSUANT TO RULE 438

I, Kenneth D. DeGiorgio, Vice President of First Advantage Corporation, hereby affirm that I have sought to obtain the Rule 438 consent of Donald E. Nickelson, that such gentleman is presently unavailable, and that obtaining his consent is impracticable at the present.

Dated: April 4, 2003	/s/ KENNETH D. DEGIORGIO
Kenneth D. DeGiorgio